EXHIBIT 99.02
                                Southern Company
                              Financial Highlights
               (In Millions of Dollars Except Earnings Per Share)


                                               3 Months Ended September     Year-to-Date September
                                               ------------------------     ----------------------
                                                   2007         2006           2007        2006
                                                   ----         ----           ----        ----
                                                 (Notes)      (Notes)         (Notes)    (Notes)
Consolidated Earnings-As Reported
(See Notes)
 Traditional Operating Companies                  $  714      $  691         $ 1,382     $ 1,293
 Southern Power                                       52          46             123          98
                                                  ------      ------         -------     -------
  Total                                              766         737           1,505       1,391
 Synthetic Fuels                                      15           4              55           7
 Leasing Business                                      3           5               4          16
 Parent Company and Other                            (22)         (8)            (34)        (29)
                                                  ------      ------         -------     -------
 Net Income - As Reported                         $  762      $  738         $ 1,530     $ 1,385
                                                  ======      ======         =======     =======

 Basic Earnings Per Share - (See Notes)           $ 1.00      $ 0.99         $  2.03     $  1.86

 Operating Revenues                               $4,832      $4,549         $12,013      11,204
 Average Shares Outstanding (in millions)            758         743             755         743
 End of Period Shares Outstanding (in millions)                                  760         743


                                               3 Months Ended September     Year-to-Date September
                                               ------------------------     ----------------------
                                                   2007         2006           2007        2006
                                                   ----         ----           ----        ----
Consolidated Earnings-Excluding Synfuels
(See Notes)
 Net Income - As Reported                         $  762      $  738         $ 1,530     $ 1,385
 Less: Synthetic Fuels                               (15)         (4)            (55)         (7)
                                                  ------      ------         -------     -------
 Net Income-Excluding Synthetic Fuels             $  747      $  734         $ 1,475     $ 1,378
                                                  ======      ======         =======     =======

Basic Earnings Per Share-Excluding Synfuels       $ 0.99      $ 0.99         $  1.96     $  1.86

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Notes
-----
-For the third quarter and year-to-date 2007, diluted earnings per share was not more than 1 cent per share.
-Tax credits associated with Southern Company's synthetic fuel investments expire December 31, 2007 and will not contribute to Southern Company's earnings and earnings per share after 2007.
-Certain prior year data has been reclassified to conform with current year presentation.
-Information contained in this report is subject to audit and adjustments.
 Certain classifications may be different from final results published in the Form 10-Q.